Exhibit 99
Hillenbrand Industries Reports Third Quarter Revenues
of $469.3 Million and Earnings From Continuing
Operations of $0.83 Per Fully Diluted Share
Hillenbrand Raises Full Year Fiscal 2006 Earnings Guidance Due to Lower Settlement Financing
Costs and Effective Tax Rate
BATESVILLE, Ind., August 9 /PRNewswire-FirstCall/ — Hillenbrand Industries, Inc. (NYSE: HB) today announced unaudited financial results for its fiscal third quarter ended June 30, 2006. Results included revenues of $469.3 million, a $3.3 million or 0.7 percent increase from $466.0 million in the prior year comparable period. Consolidated net income from continuing operations was $51.1 million, or $0.83 per fully diluted share, compared to consolidated net income from continuing operations in the fiscal 2005 third quarter of $37.7 million, or $0.61 per fully diluted share. On an as adjusted basis, fully diluted earnings per share from continuing operations for the third quarter of fiscal 2006 were $0.83 compared to $0.71 per fully diluted share in 2005, an increase of 16.9 percent. Adjustments in the current and prior year relate to litigation expenses, net realized gains on investments, special charges and differences in the two periods in the accounting for stock options.
On a year-to-date basis, revenues and earnings per fully diluted share from continuing operations were $1,442.4 million and $2.51, respectively, compared to $1,441.5 million and $2.17 in the fiscal 2005 comparable period.
Please see the attached schedules for additional information, including reconciliations of U.S. GAAP to as adjusted income and earnings per share, condensed financial information, and segment sales summaries.
For a more complete review of Hillenbrand’s third quarter results, please refer to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, also filed today.
Third Quarter Financial and Operational Highlights
—	Hill-Rom North America sales increased 1.7 percent to $226.4 million, reflecting strong capital sales substantially offset by declining rental revenue.

—	Hill-Rom International sales declined 13.0 percent to $48.3 million, due primarily to temporary delays of capital purchases to the fourth fiscal quarter as evidenced by strong growth in fourth quarter order backlog.

—	Hill-Rom Home Care and Surgical sales increased 7.2 percent to $29.6 million, driven primarily by increased sales of the Allen Medical System’s Flex Frame™ Spinal System, our new device that converts a standard operating room table to a spinal surgery table and rental revenue associated with The Vest™ Airway Clearance System, our pulmonary therapy product.

—	Batesville Casket sales increased 2.9 percent to $165.0 million reflecting increasing sales to independent funeral homes.

—	Hill-Rom global capital sales increased by $9.5 million or 5.0 percent to $199.8 million. North American capital sales increased by 11.5 percent primarily due to strong customer acceptance of our VersaCare® bed platform and workflow solutions products.

—	Hill-Rom global rental revenues declined $10.9 million or 9.4 percent to $104.5 million driven primarily by lower rental volume in all major product categories in North America and increased customer allowances, including accounts receivable reserves.

—	Previously announced restructuring efforts continue to provide cost savings reflected in higher gross profit (up 3.0 percent to $215.2 million) and lower operating expenses (down 2.7 percent to $139.9 million) when compared to the prior year.

—	During the quarter, Hill-Rom significantly expanded its relationship with Ascension Health Ministries—the largest not-for-profit health system in North America. The agreement includes clinical and product research collaborations, expansion to a multi-year purchase agreement worth over $60 million, including year to date purchases, and joint efforts to reduce patient adverse events and improve caregiver safety.

—	The United States District Court for the District of South Carolina granted final approval of the definitive settlement agreement entered into with Spartanburg Regional Healthcare System and its attorneys. The agreement ends the purported antitrust class action litigation brought by Spartanburg against Hillenbrand and Hill-Rom. The company plans to fund the reduced settlement of $316.3 million through use of cash on hand and from short-term borrowings under its revolving credit facility.

—	Cash flow from operations of $185.7 million remained strong for the first nine months of fiscal 2006 and was up 4.1 percent from the prior year period.
Management Observations
Peter H. Soderberg, president and CEO of Hillenbrand Industries, Inc., commented, “I am pleased with the progress we are making to improve operations resulting from our restructuring and continuous improvement efforts at Hill-Rom and Batesville Casket. This is reflected in our improved gross profit and lower operating expenses. Further, I remain encouraged by evidence of continuing growth in Hill-Rom’s North America capital sales business due to new products, pricing stability, and a sales organization more aligned with our customers.” Mr. Soderberg continued, “However, we continue to have meaningful challenges in the Hill-Rom rental businesses largely because of the new computerized rental business system and processes which have led to distractions for our sales force and an unfavorable impact on our receivables collections. Finally, our Batesville Casket business continues to execute well against its current strategic plan and operating goals.”
Regarding the strategic planning process that Mr. Soderberg is leading, “We recently met with our Board of Directors to explore a number of strategic options for both our operating companies. The Board provided counsel and strong support for our initial efforts. As planned, we will meet with the Board again in mid- and late September to present final recommendations. We expect to host an investor conference in October to begin the process of communicating our findings and future direction with investors.”
“As we pursue our strategic assessment of the company, I remain enthusiastic about the potential to re-ignite growth in our healthcare businesses by leveraging our strong brand presence across the care continuum with renewed focus on technology, clinical science, and improved patient safety and health outcomes. As one might expect, our strategic analysis is comprehensive and includes planning concerning both our operating companies,” he concluded.
Financial Guidance Summary For 2006
Hillenbrand Industries has provided the following guidance for all investors. All current and potential investors are encouraged to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are from continuing operations and are presented before consideration of any future special items or net realized gains (losses) on investments. Additional detailed financial guidance is provided in the attached schedule.
As previously stated, the company expects full year 2006 consolidated revenues to be in the range of $1,940 – $1,980 million. However, GAAP earnings per share are expected to increase to $3.36 - $3.46 from $3.16 – $3.26, primarily due to lower costs associated with the financing alternative selected to fund the Spartanburg litigation settlement, a lower effective tax rate and the effect of discrete tax items.

Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 9:00 a.m. EDT, 8:00 a.m. CDT, on Wednesday, August 9, 2006. During the event, management will discuss the results for the fiscal third quarter ended June 30, 2006, along with expectations for the remainder of fiscal 2006. The webcast is available at http://www.shareholder.com/hb/medialist.cfm or http://www.hillenbrand.com and will be archived on the company’s Web site through August 8, 2007 for those who are unable to listen to the live webcast. Interested parties may access audio of the conference call live by dialing 800-289-0494 (International callers 913-981-5520); both are to use confirmation code 9056344 at the above time. A replay of the call is also available through August 15, 2006 at 888-203-1112 (719-457-0820 International). Code 9056344 is needed to access the replay.
ABOUT HILLENBRAND INDUSTRIES, INC.
Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded company with two wholly owned businesses that are leaders in the health care and funeral services industries. Hill-Rom Company was founded in 1929 by William A. Hillenbrand and in 2005 grew to over $1.27 billion in revenues as a leading manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Hill-Rom employs more than 6,200 people and has numerous manufacturing, sales and distribution facilities located throughout the world. Batesville Casket Company was purchased in 1906 under John Hillenbrand’s leadership and has grown to be a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes. Batesville Casket Company employs more than 3,400 people at numerous manufacturing, sales and distribution facilities throughout North America. In 2005, Batesville Casket’s revenues exceeded $659 million.
Disclosure Regarding Forward-Looking Statements:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to antitrust, product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2005 and under the same heading in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, when filed. The Company assumes no obligation to update or revise any forward-looking statements.
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Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions)

Condensed Statement of Earnings	3Q06	2Q06	1Q06	4Q05	3Q05
Net revenues
Health Care sales	$199.8	$209.5	$195.3	$227.7	$190.3
Health Care rentals	104.5	105.5	116.5	110.9	115.4
Funeral Services sales	165.0	180.6	165.7	158.0	160.3

Total revenues	469.3	495.6	477.5	496.6	466.0

Cost of revenue
Health Care cost of sales	110.7	115.4	111.8	128.3	108.9
Health Care rental expenses	68.6	70.4	70.9	75.4	71.9
Funeral Services cost of sales	74.8	81.6	78.5	74.0	76.3

Total cost of revenue	254.1	267.4	261.2	277.7	257.1

Gross profit
Health Care sales	89.1	94.1	83.5	99.4	81.4
Health Care rentals	35.9	35.1	45.6	35.5	43.5
Funeral Services	90.2	99.0	87.2	84.0	84.0

Total gross profit	215.2	228.2	216.3	218.9	208.9
As a percentage of sales	45.9%	46.0%	45.3%	44.1%	44.8%

Operating expense	139.9	151.3	145.7	150.9	143.8
As a percentage of sales	29.8%	30.5%	30.5%	30.4%	30.9%

Litigation credit (charge)	2.3	—	—	(358.6)	—

Special charges, net	(0.1)	—	(2.4)	(30.8)	(5.6)

Other income/(expense)	2.9	7.7	9.8	(8.5)	0.3

Income tax expense/(benefit)	29.3	30.1	29.4	(98.8)	22.1

Income (loss) from continuing operations	51.1	54.5	48.6	(231.1)	37.7

(Loss) income from discontinued operations	—	—	(0.3)	1.4	0.3

Net income (loss)	$51.1	$54.5	$48.3	$(229.7)	$38.0

Diluted earnings per share:
Earnings per share from continuing operations	$0.83	$0.89	$0.79	$(3.77)	$0.61
Earnings per share	$0.83	$0.89	$0.79	$(3.75)	$0.61

Average common shares outstanding — diluted	61,610	61,579	61,458	61,269	61,896
(thousands)

Dividends per common share	$0.2825	$0.2825	$0.2825	$0.28	$0.28

Cash Flows from Operations
Cash flow from operations	$103.2	$28.2	$54.3	$61.3	$36.4
Capital expenditures	(24.6)	(28.5)	(17.2)	(39.2)	(27.9)

Cash flow from operations less capital expenditures	$78.6	$(0.3)	$37.1	$22.1	$8.5

Trailing twelve month cash flow from ops. less capex.	$137.5	$67.4	$107.2	$118.5	$138.9

Cash, cash equivalents and short term investments	$255.3	$191.0	$196.1	$167.8	$152.0

Shares repurchased	—	—	—	—	722.4

Capital Expenditures
Hill-Rom	$19.1	$24.0	$14.1	$31.4	$22.6
Batesville Casket	$5.5	$4.5	$3.1	$7.8	$5.3

Depreciation & Amortization
Hill-Rom	$22.6	$22.6	$23.2	$22.2	$24.5
Batesville Casket	$4.4	$4.3	$4.3	$5.0	$4.5

Consolidated Results — Highlights
Revenues

($ In Millions)	Q3 2006	Y/Y Foreign	Q3 2006	Q3 2005	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change
Hill-Rom North America	$226.4	$(0.7)	$225.7	$222.6	1.4%
Hill-Rom International	48.3	0.3	48.6	55.5	-12.4%
Hill-Rom Home Care and
Surgical Accessories	29.6	—	29.6	27.6	7.2%

Total Hill-Rom	304.3	(0.4)	303.9	305.7	-0.6%

Batesville Casket	165.0	(0.8)	164.2	160.3	2.4%

Total	$469.3	$(1.2)	$468.1	$466.0	0.5%

	YTD 2006	Y/Y Foreign	YTD 2006	YTD 2005	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change
Hill-Rom North America	$683.5	$(1.5)	$682.0	$695.9	-2.0%
Hill-Rom International	158.0	7.9	165.9	154.2	7.6%
Hill-Rom Home Care and
Surgical Accessories	89.6	—	89.6	90.0	-0.4%

Total Hill-Rom	931.1	6.4	937.5	940.1	-0.3%

Batesville Casket	511.3	(1.7)	509.6	501.4	1.6%

Total	$1,442.4	$4.7	$1,447.1	$1,441.5	0.4%

Non-GAAP Financial Disclosures and Reconciliations- Third Quarter 2006
While Hillenbrand reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

	Income from Continuing Operations - 2006			Income from Continuing Operations - 2005
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS
Income from continuing operations - GAAP	$80.4	$29.3	$0.83	$59.8	$22.1	$0.61
Adjustments:
Antitrust litigation	1.9	0.7	0.02	6.2	2.3	0.06
Special/Litigation charges	(2.2)	(0.7)	(0.02)	5.6	2.1	0.06
Net realized gains on investments	—	—	—	(0.4)	(0.1)	(0.00)
Stock option expense (1)	—	—	—	(1.6)	(0.6)	(0.02)

Income from continuing operations - Adjusted	$80.1	$29.3	$0.83	$69.6	$25.8	$0.71

(1) — Stock option expense is included in current year earnings with the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, effective October 1, 2005. The current quarter pre-tax effect on earnings of $0.5 million is less than that of the prior year as a result of the accelerated vesting of underwater stock options in the fourth quarter of fiscal 2005 and the method of adoption chosen (modified prospective) for this new accounting pronouncement.

Additional Detailed Financial Guidance
	Hill-Rom/		Batesville		Consolidated
	HI Corporate		Casket		Hillenbrand
Revised Outlook for 2006
($ in millions, except EPS)
	Low	High	Low	High	Low	High

Net Revenues
North America	$946	$956	$—	$—	$946	$956
International	209	219	—	—	209	219
Home Care & Surgical	120	130	—	—	120	130
Funeral Services sales	—	—	665	675	665	675

Total revenues	1,275	1,305	665	675	1,940	1,980
Gross Margin	42.5%	42.9%	53.4%	53.5%	46.2%	46.5%

Other Operating Expenses	(380)	(389)	(168)	(173)	(548)	(562)
Special/Litigation Charges	—	—	—	—	—	—
Corporate Operating Expenses	(25)	(25)	—	—	(25)	(25)
Antitrust Litigation	(8)	(8)	(8)	(8)	(16)	(16)

Operating Income	129	138	179	180	308	318

Other Income/(Expense)	18	18	—	—	18	18

Income from Continuing Operations Before Income Taxes	$147	$156	$179	$180	$326	$336

Tax Rate (Before Discrete Items)						38%

Earnings per share from Continuing Operations — GAAP					$3.36	$3.46

Special Charges					0.01	0.01
Antitrust Litigation					0.16	0.16
Net Realized Gains on Investments					(0.20)	(0.20)

Earnings per share from Continuing Operations — Adjusted					$3.33	$3.43

Average shares outstanding — diluted						61.7

Capital expenditures and intangibles		$98		$22		$120
Depreciation and amortization		$92		$18		$110
Note — certain amounts may not accurately add due to rounding